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                      April 28, 2020

       Jonathan Ramsden
       Chief Financial Officer
       BIG LOTS INC
       4900 E. Dublin-Granville Road
       Columbus, Ohio 43081

                                                        Re: BIG LOTS INC
                                                            Form 10-K for the
Fiscal Year Ended February 1, 2020
                                                            Filed March 31,
2020
                                                            File No. 1-08897

       Dear Mr. Ramsden:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services